Exhibit 23






INDEPENDENT AUDITORS' CONSENT




We consent to the incorporation by reference in Registration No. 33-49683 of Atlantic Energy, Inc. on Form S-3 and Registration Nos. 333-11683 and 333-07745 of Atlantic Energy, Inc. on Form S-8 and Registration Statement No. 333-23475 of Atlantic City Electric Company on Form S-3, and Registration Statement No. 333-44219 on Form S-3 of Conectiv, Inc. of our reports dated February 2, 1998 (March 1, 1998 as to Note 4 of the financial statements) appearing in this Form 8-K of Atlantic Energy, Inc. and Atlantic City Electric Company.


/s/ DELOITTE & TOUCE LLP

    DELOITTE & TOUCHE LLP
    Parsippany, New Jersey
    March 3, 1998